As filed with the Securities and Exchange Commission on December 27, 2002.

                               Investment Company Act File No. [811-applied for]

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A


                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                               FLAGSTAFF FUNDS LLC
                                     (Name)


                              55 Old Post Road, #2
                          Greenwich, Connecticut 06830
  (Address of Principal Business Office (No. & Street, City, State, Zip Code))


                                 (203) 422-2045
                     (Telephone Number, including Area Code)


                                Karl Barth, Esq.
                              55 Old Post Road, #2
                          Greenwich, Connecticut 06830
               (Name and Address of Agent for Service of Process)

                                    COPY TO:

                             Paul S. Schreiber, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                               New York, NY 10022

Check Appropriate Box:


     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

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                                   SIGNATURES

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf by the undersigned, thereto duly authorized, in Greenwich, Connecticut on the 27th day of December, 2002.


                                    Flagstaff Funds LLC

                                    By:   /s/ Karl Barth
                                       -----------------------------------
                                       Name:  Karl Barth
                                       Title: Authorized Person